Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synaptics Incorporated

We consent to incorporation by reference in the registration statements (Nos. 333-81820, 333-99529, 333-99531, 333-146146, 333-170400, 333-170401, and 333-193470) on Form S-8, (Nos. 333-155582 and 333-193469) on Form S-3, and (No. 333-115274) on Form S-4 of Synaptics Incorporated (the Company) of our reports dated August 25, 2015, with respect to the consolidated balance sheets of Synaptics Incorporated as of June 27, 2015 and June 28, 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 27, 2015, and the effectiveness of internal control over financial reporting as of June 27, 2015, which reports appear in the June 27, 2015 annual report on Form 10-K of Synaptics Incorporated.

Our report dated August 25, 2015, on the effectiveness of internal control over financial reporting as of June 27, 2015, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of the Company excludes an evaluation of internal control over financial reporting of the acquired Renesas SP Drivers, Inc. (RSP).

/S/ KPMG LLP

Santa Clara, California
August 25, 2015